Exhibit 99.1

RRD Completes Previously Announced Refinancing Transactions, Addressing Nearly Half of its

2023 and 2024 Senior Note Maturities

April 9, 2020

CHICAGO—(BUSINESS WIRE)—R. R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) is pleased to announce that it successfully completed a series of previously disclosed privately negotiated refinancing transactions with the largest holder of its outstanding senior notes (the “Seller”) that address a significant portion of the Company’s 2023 and 2024 debt maturities.

The refinancing transactions included:

•

On March 16, 2020, the repurchases of approximately $6.6 million of RRD’s 7.00% Senior Notes due 2022 and approximately $20 million of RRD’s 6.00% Senior Notes due 2024 (the “2024 Notes”) owned by the Seller at a price equal to 99%, plus accrued and unpaid interest. RRD funded such repurchases with a draw from its senior secured asset based lending facility.

•

In a series of closings completed on April 8, 2020, the private exchange of approximately $277 million aggregate principal amount of RRD’s outstanding indebtedness owned by the Seller, consisting of approximately $54 million of RRD’s 6.50% Senior Notes due 2023, approximately $177 million of 2024 Notes and approximately $46 million of its 6.625% Debentures due 2029 (the “2029 Debentures”) held by the Seller for approximately $297 million aggregate principal amount of newly issued unsecured 8.50% Senior Notes due 2029 (the “Exchange Notes”). Other than the interest rate, the terms of the Exchange Notes are substantially similar to the terms of the 2029 Debentures.

“We are very pleased to have completed these transactions despite the heightened market volatility caused by the COVID-19 pandemic. These transactions significantly strengthened our balance sheet and improved the flexibility of our capital structure in support of our strategic priorities. With these exchanges behind us, we will continue to pursue additional opportunities to extend our debt maturity profile or lower our cost of capital,” said Terry Peterson, Executive Vice President and Chief Financial Officer of RRD.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Nothing contained herein shall constitute an offer to sell, or the solicitation of an offer to buy, any securities.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD